Exhibit 99.1

Oncothyreon Reports First Quarter 2016

Financial Results & Provides Corporate Update

SEATTLE, WASHINGTON, May 9, 2016 - Oncothyreon Inc. (NASDAQ: ONTY), a clinical-stage biopharmaceutical company, today provided a corporate update and reported financial results for the quarter ended March 31, 2016.

“During the first quarter, the Company continued to advance its portfolio of oncology product candidates and achieved a major milestone with the commencement of the Phase 2 combination trial of ONT-380 with Herceptin® and Xeloda® in patients with HER2-positive, third-line metastatic breast cancer,” said Scott Myers, President and CEO of Oncothyreon.

“In my short tenure so far, it is already clear the Company is committed to making an impact on the lives and outcomes of cancer patients, and I look forward to building upon that foundation,” continued Mr. Myers. “In the coming months, the Company plans to review all programs and implement a development strategy for the optimal allocation of resources, with the goal of delivering novel therapies to cancer patients.”

First Quarter and Recent Highlights:

Clinical Development:

•	ONT-380 Phase 2 Combination Trial Underway in Patients with HER2-Positive Breast Cancer. This randomized, double-blind, placebo-controlled trial is evaluating ONT-380 in combination with Herceptin® (trastuzumab) and Xeloda® (capecitabine). ONT-380 is an oral, HER2-selective, central nervous system (CNS)-active tyrosine kinase inhibitor. The Phase 2 trial is targeted to enroll approximately 180 heavily pretreated patients with advanced HER2-positive breast cancer who present with or without brain metastases. Building on encouraging Phase 1b results, the primary and secondary endpoint objectives are designed to measure ONT-380’s contribution on both systemic and CNS disease, an area of unmet need for patients.

•

Presentation of data highlighting the preclinical development of orally bioavailable, potent and selective checkpoint kinase 1 (Chk1) inhibitors. Results presented at the American Association for Cancer Research (AACR) Annual Meeting 2016 highlighted preclinical data demonstrating that select Oncothyreon Chk1 inhibitors display cellular potency against Chk1, are active against a diverse range of cancer cell lines and demonstrate synergistic activity in combination with certain chemotherapeutic drugs. The pharmaceutical properties also indicate good metabolic stability and pharmacokinetic properties, with good oral bioavailability in preclinical models. The research was conducted pursuant to a research collaboration agreement with Sentinel Oncology.

Corporate Update:

•	Appointment of Scott Myers, President and CEO and member of the Board of Directors. Scott Myers joined Oncothyreon on April 4, 2016. Mr. Myers most recently served as Chief Executive Officer and President for Aerocrine AB, a life sciences company based in Stockholm, Sweden and Morrisville, NC. Aerocrine was acquired by Circassia Pharmaceuticals, a UK-based immunotherapy company, in July of 2015. Mr. Myers also served as an independent Director for Orexo, AB, a pharmaceutical company and is currently an industry advisor to EQT, a large Scandinavian investment fund. Prior to joining Aerocrine in 2011, he served as Vice President, Head of European Mid-Markets for UCB Pharma, SA, a Belgian-based, global biopharmaceutical company. In this role, Mr. Myers oversaw commercial operations and medical affairs for 32 countries in the EU. Prior to UCB, he served in senior roles responsible for business development, strategic marketing and pharmaceutical portfolio management at several leading companies including Johnson & Johnson.

•	New board members appointed. In January 2016, Oncothyreon appointed new board members Mark Lampert and Gwen Fyfe, M.D. Mr. Lampert brings extensive biotechnology and finance experience to the board. He is the founder of BVF Partners L.P., affiliates of which, including Biotechnology Value Fund, L.P., have been stockholders of Oncothyreon since 2011. Dr. Fyfe previously served as vice president of Genentech’s oncology development group and later as vice president, Avastin Franchise Team at Genentech.

First Quarter 2016 Financial Highlights

•	Cash, cash equivalents and investments totaled $46.5 million as of March 31, 2016, compared to $56.4 million at December 31, 2015, a decrease of $9.9 million, or 17.6%. The decrease was primarily attributable to cash used to fund operations of $9.8 million.

•	Net loss for the quarter ended March 31, 2016 was $12.9 million, or $0.14 per basic and diluted share, compared with a net loss of $7.9 million, or $0.08 per basic and diluted share, for the comparable period in 2015. The increase in net loss for the quarter was primarily attributable to increases in general and administrative expenses of $4.3 million primarily related to the retirement and separation agreement that Oncothyreon entered into with its former CEO in January 2016 and increases in research and development expenses of $0.5 million primarily due to greater activity related to the development of the product candidates.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2016 to be higher than in 2015. This increase will primarily be related to expenditures associated with the Phase 2 trial of ONT-380. Oncothyreon currently expects cash used in operations in 2016 to be approximately $38.0 million to $40.0 million. With cash, cash equivalents and investments of $46.5 million as of March 31, 2016, Oncothyreon estimates that its cash, cash-equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Upcoming Events

ONT-380 Poster Presentation at ASCO Annual Meeting:

•	Abstract 513: “Efficacy results of a phase 1b study of ONT-380, a CNS-penetrant TKI, in combination with T-DM1 in HER2+ metastatic breast cancer (MBC), including patients (pts) with brain metastases.” Virginia F. Borges, MD from the University of Colorado Cancer center will discuss the poster at the American Society of Clinical Oncology (ASCO) annual meeting in Chicago on Sunday, June 5, 2016, from 11:30 a.m. – 12:45 p.m. CST in Hall D2, with a poster session preceding from 8 a.m. to 11:30 a.m. CST in Hall A.

R & D Day:

•	Oncothyreon will host an R & D Day in New York City on June 14, 2016. Company management will discuss an overview of the company’s lead product candidate, ONT-380. Several distinguished oncology thought leaders will also participate. This event will be webcast.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our most advanced product candidate is ONT-380, an orally active and selective small molecule HER2 inhibitor. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical and preclinical development activities, potential benefits of its current and future product candidates, future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

Tricia Truehart

The Trout Group

646-378-2953

ttruehart@troutgroup.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2016	2015
Expenses
Research and development	$6,337	$5,758
General and administrative	6,633	2,321

Total operating expenses	12,970	8,079

Loss from operations	(12,970)	(8,079)

Other income (expense)
Investment and other income (expense), net	83	16
Change in fair value of warrant liability	—	128

Total other income (expense), net	83	144

Net loss	$(12,887)	$(7,935)

Net loss per share – basic and diluted	$(0.14)	$(0.08)
Shares used to compute basic and diluted net loss per share	94,961,859	98,311,193

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	March 31, 2016	December 31, 2015

Cash, cash equivalents and investments	$46,514	$56,360
Total assets	$87,130	$96,574
Long term liabilities	$7,916	$8,044
Stockholders’ equity	$73,753	$83,735
Common shares outstanding	94,961,859	94,961,859